UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 1, 2008

La Cortez Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-138465	20-5157768
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1266 1st Street, Suite 4 Sarasota, FL 34236

(Address of principal executive offices)	(Zip Code)

(941) 365-5081
(Registrant’s telephone number, including area code)

2260 El Cajon Blvd. #882, San Diego, CA 92104

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective June 1, 2008, Maria de la Luz, resigned from her positions as Chief Financial Officer, Treasurer and Secretary of La Cortez Energy, Inc. (“we,” “us” or the “Company”) in addition to, and as previously reported on our Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 20, 2008 (the “May 20th Form 8-K”), her positions as President and Chief Executive Officer. Ms. de la Luz’s resignation from these positions did not result from any disagreement between her and us.

(c) As previously reported in the May 20th Form 8-K, Andres Gutierrez Rivera became our President and Chief Executive Officer, to fill these positions vacated by Ms. de la Luz, and a member of our Board of Directors, as of June 1, 2008.

Additionally, Nadine Smith, our Vice President, will serve as our Interim Treasurer and Interim Chief Financial Officer, to fill these positions vacated by Ms. de la Luz, and will serve in these capacities until such time as her replacement for these positions is hired.

Andres Gutierrez Rivera has more than 23 years of oil and gas industry experience, Mr. Gutierrez was most recently (from January 2007 to date) the senior executive of Lewis Energy Colombia Inc. In this role he was responsible for all aspects of Lewis Energy’s operational management and its business development initiatives in Colombia. Prior to joining Lewis Energy, Mr. Gutierrez was briefly a consultant with Upside Energy & Mining Services, in charge of the execution of various consulting projects related to the oil and gas divisions of several multinational companies. From 2001 to 2006, Mr. Gutierrez was employed with Hocol, S.A., an oil and gas exploration and production company based in Bogotá, Colombia with operations in Colombia and Venezuela. From 2004, Mr. Gutierrez served as one of three Vice Presidents reporting directly to the President of Hocol. As Vice President Finance Administration, Human Talent and Operations, Mr. Gutierrez participated in defining Hocol’s long term strategy and company direction. In 2005, Mr. Gutierrez participated in the development and execution of the divestiture of Hocol to Maurel & Prom for approximately $460 million. Mr. Gutierrez’s employment agreement with us is on file with the SEC as Exhibit 10.1 to the May 20th Form 8-K.

Nadine Smith has served as our director and Board of Directors Chairperson since February 7, 2008 and our Vice President since February 19, 2008. Ms. Smith has been a private investor and business consultant for more than five years. Ms. Smith was formerly a director of Gran Tierra Energy Inc., a publicly held independent international energy company involved in oil and natural gas exploration and exploitation. Ms. Smith has previously served as a director of Patterson-UTI Energy Inc. and American Retirement Corporation, both public companies. Additionally, during the past ten years, Ms. Smith has served in executive officer capacities for several operating companies. Ms. Smith holds a Bachelor of Science degree in economics from Smith College and a Masters of Business Administration from Yale University. Ms Smith does not have an employment agreement with us and does not receive a salary or any other form of remuneration from us.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

La Cortez Energy, Inc.

Date: June 4, 2008	By:	/s/Andres Gutierrez Rivera
Andres Gutierrez Rivera